March 14, 2002

Mr. Richard E. Carolan

38 Upwey Road

Wellesley, MA 02481

Dear Rich:

On behalf of Idine Rewards Network, Inc. (“Idine” or “Company”), I am very pleased to offer you the position of Executive Vice President and head of Restaurant Sales. In this position you will report directly to me.

The terms of the offer include the following:

Duties and Responsibilities – As Executive Vice President, Restaurant Sales, your responsibilities include but are not limited to:

1.	Providing comprehensive leadership to our mission-critical effort to enroll merchants in our dining programs
2.	Optimizing the performance of our sales managers and current and future line salespeople through improved recruiting, training, compensation and motivation systems and extensive on-site interaction in all markets served by the Company
3.	Enhancing the current merchant propositions as necessary to insure their alignment with industry and Company needs
4.	Evaluating, recommending and executing strategies for expansion (including international), giving consideration to all factors affecting membership, merchants and transaction processing;
5.	Leading and improving the multi-unit sales effort
6.	Employing methods of lowering IRN’s cost of goods sold and in particular, the effective use of bartered media as a tool for acquiring food and beverage credits
7.	Leading special projects as determined by the CEO of Idine from time to time
8.	Participating as a fully invested member of the Senior Management Group of the Company

Effective Date – April 9, 2002. This offer expires on March 22, 2002, unless extended by mutual consent.

Richard E. Carolan

March 14, 2002

Base Salary – Your annual base salary is $250,000 and is paid biweekly. Your compensation will be reviewed annually in conjunction with all other senior management compensation reviews but in no event will your base salary be less than $275,000 starting January 1, 2003.

Idine Bonus – In 2002 and beyond, you will be entitled to participate in the senior management bonus program, the specific terms of which are approved annually by the Compensation Committee of the Board. A copy of your 2002 bonus guidelines and specifics are appended to this offer letter. You will be guaranteed a minimum 2002 bonus of $100,000.

Relocation – Given the nature of your responsibilities, you must relocate to Miami or the environs and establish residency in Florida within 120 days of your start date. The Company will reimburse you for all reasonable pre-approved house hunting, moving, and temporary living expenses associate with that move. Through 2003 and beyond if extended by mutual agreement, the Company will reimburse you up to $2000 per quarter for weekend family visits.

Idine Rewards Network Stock Options – You will be granted an option to purchase 225,000 shares of Idine Rewards Network, Inc. common stock at an exercise price of the closing price of the Company stock on the date of your acceptance of this employment offer from the Company. These options will vest ratably on each of the first four (4) anniversaries of your start date and be governed according to the terms of the Company’s 1996 Long Term Incentive Plan (“LTIP”). You will be eligible for annual option grants at the discretion of the CEO and the Compensation Committee of the Board.

Employee Benefits – You will be entitled to the Company’s comprehensive benefits package (medical, dental, long and short-term disability, Company matching 401K plan) and the Idine executive dining benefit. In addition, you will receive a $1000 per month automobile allowance. You will also be provided a portable computer.

Termination without cause; change of control – If your employment is terminated for any reason other than Cause (as defined below), disability or death or if there is a change of control event (as defined in the Company’s LTIP) and a diminution in your duties resulting from such change of control event, you will receive 12 months of base salary (paid pursuant to the Company’s normal payroll practices) at your then prevailing base salary from the date of your termination, participate in the senior management bonus pool (if any and then paid only when all other bonus payments are made to senior management personnel) based on a pro-rated year from the date of your termination, and be entitled to full options vesting and exercise privileges as well as full vesting in the Company’s 401K plan. As long as you are receiving a regular salary from the Company, you will have the option to continue coverage in the Company’s health care plan for the statutory period provided by COBRA and the Company will pay for your costs associated with such participation. Any employee-only dining privileges will cease upon the termination of salary continuation.

Richard E. Carolan

March 14, 2002

“Cause” shall mean an event where the employee (a) commits any act of fraud, willful misconduct or dishonesty in connection with his employment or which injures Idine or its direct or indirect subsidiaries; (b) commits a material violation of any law, rule or regulation of any governmental authority (state, federal or foreign) or any securities exchange or association or other regulatory or self-regulatory body; (c) is charged with a crime involving moral turpitude, dishonesty, fraud or unethical business conduct, or a felony; (d) gives or accepts undisclosed commissions or other payments in cash or in kind in connection with the affairs of Idine or any of its direct or indirect subsidiaries or their respective clients.

Confidentiality – You shall treat as confidential and not disclose to any person not affiliated with Idine all non-public and proprietary information and data about the business, operations, employees, programs, plans and financial results, projections and budgets of Idine and its affiliates which are disclosed to you during your employment. The confidentiality agreement shall survive the termination of your employment for any reason.

I am delighted to offer you the position of Executive Vice President, Restaurant Sales and am confident that your acceptance of this offer will be the start of a very successful adventure for you and Idine. Of course, I am available to you to discuss this letter and answer any questions that you may have. Further, I will attempt to facilitate any form of additional due diligence that you feel is necessary.

Sincerely,	Agreement Accepted:

Gene M. Henderson President and CEO	Richard E. Carolan
Date: